Exhibit 10.9

STRATEGIC ADVISOR AGREEMENT

THIS STRATEGIC ADVISOR AGREEMENT (this “Agreement”) is effective as of the Closing Date, as defined in that certain Securities Purchase Agreement, dated September 8, 2025 (the “Effective Date”) by and between Eightco Holdings Inc., a Delaware corporation (the “Company”), and Worldcoin Tower Instant LLC, a Delaware limited liability company (the “Strategic Advisor”). The Company and the Strategic Advisor are referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company is a portfolio company in the ecommerce and logistical solutions industries which desires to expand and diversify their business through integration of cryptocurrency and digital asset strategies as part of their treasury management strategy;

WHEREAS, the Strategic Advisor and its affiliates are a leading digital asset and treasury management consultant in the industry;

WHEREAS, the Company wishes to offer, induce and secure the commitment of the Strategic Advisor to provide consulting services to the Company and to align the interests of the Strategic Advisor with the interests of the Company’s shareholders, and Strategic Advisor wishes to offer such a commitment and be compensated in a form which aligns its interests with those of the Company’s shareholders.

NOW, THEREFORE, in consideration of the premises and of the covenants and undertakings specified herein, the Company and the Strategic Advisor hereby agree as follows:

1. Engagement and Services.

1.1 Engagement. The Company hereby engages Strategic Advisor, and Strategic Advisor hereby accepts such engagement, to serve as a strategic advisory consultant to the Company on the terms and conditions set forth in this Agreement.

1.2 Services. Strategic Advisor shall provide the Company with strategic advice and guidance relating to the Company’s business, operations, strategic planning, growth initiatives, and industry trends in the digital asset and technology sectors (the “Services”). Strategic Advisor shall perform the Services at such times and places as are mutually agreed upon by the Company and Strategic Advisor, with no specific minimum or maximum time commitment required.

2. Term. The term of this Agreement shall commence on the Effective Date and continue for an initial period of six (6) months (the “Term”), unless earlier terminated in accordance with Section 6 or otherwise extended in writing by the Parties. The Term may be extended by mutual written agreement of the Parties.

3. Compensation.

3.1 In consideration of Strategic Advisor’s provision of the Services, the Company will compensate the Strategic Advisor with warrants (the “Warrants”) to purchase an amount of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) equal to five percent (5.00%) of the aggregate number of shares of Common Stock of the Company on a fully-diluted basis, including all outstanding Common Stock, and shares of Common Stock issuable pursuant to outstanding options, warrants, restricted stock and other convertible securities) as of the 11:59pm on the Effective Date, to be issued to the Strategic Advisor as of the Effective Date. The exercise price per share of the Warrants shall be set at a price equal to one hundred twenty percent (120%) of the Per Share Purchase Price as defined in that certain Securities Purchase Agreement, dated September 8, 2025, between the Company and each of the Purchasers (as defined therein). The Warrants shall be exercisable, in whole or in part, at any time and from time to time, for a period of seven (7) years from the date of issuance. The Warrants shall be subject to the terms and conditions set forth in the Strategic Advisor Common Stock Purchase Warrant to be entered into between the Company and Strategic Advisor, substantially in the form attached hereto as Exhibit A.

3.2 The Parties agree to execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit B (the “Registration Rights Agreement”) in connection with the Warrants, pursuant to which the Company will agree to provide certain registration rights in respect of the shares of Common Stock issuable upon exercise of the Warrants under the Securities Act, and the rules and regulations promulgated thereunder.

3.3 The Company will also reimburse reasonable expenses reasonably and necessarily incurred by Strategic Advisor in the course of providing the Services, including airfare, lodging and meals, subject to the Company’s receipt of documentation for such expenses reasonably satisfactory to the Company. Preapproval of the Company is required for any expenses over $5,000 USD.

4. Status as an Independent Contractor. Strategic Advisor and the Company hereby specifically agree that, throughout the term of this Agreement, Strategic Advisor’s relationship with the Company hereunder will be solely and exclusively that of an independent contractor. Strategic Advisor shall not be deemed and shall not hold himself out to be an employee or agent of the Company, nor shall the parties be deemed to be engaged in any partnership, joint venture, or other business relationship other than that of principal and independent contractor. Nothing contained in this Agreement shall be construed so as to make Strategic Advisor an employee of the Company or any of its parents, subsidiaries or affiliates (collectively, the “Company Entities”), or to entitle Strategic Advisor to any rights or fringe benefits offered to employees of the Company or the Company Entities, including, but not limited to, any retirement, savings, health, medical, welfare, life insurance, disability, vacation, stock purchase, stock option, incentive, or other benefit plans or programs maintained for employees by or on behalf of the Company or the Company Entities.

5. Termination.

5.1 Termination. Either Party may terminate this Agreement upon 90 days’ written notice of termination to the other Party. Notwithstanding Section 2 hereof, either Party may terminate this Agreement at any time, effective immediately upon notice, if it has good cause for termination. Without limiting applicable law, good cause for termination includes a situation in which the other Party is in material breach of any of its obligations under this Agreement and has failed to cure such breach within ten (10) days, after receiving written notice from the other Party of the existence of such breach. The Parties expressly agree that the Warrants shall be deemed fully earned as of the Effective Date and are not subject to any form of revocation or clawback, in whole or in part, for any reason, including in the event of termination of this Agreement by the Company.

5.2 Survival of Accrued Obligations. Termination of this Agreement will not relieve either Party of its obligations hereunder accruing prior to such termination. Each Party will diligently continue to perform its obligations hereunder through the date of termination even if it has received notice of the other Party’s election to terminate.

6. Confidentiality and Non-Disclosure.

6.1 Obligations of Confidentiality. The Strategic Advisor hereby acknowledges that all of the Proprietary Information (as hereinafter defined) now or hereafter known to the Strategic Advisor is of substantial value to the Company and is and has been maintained in confidence as trade secrets of the Company. The Strategic Advisor hereby covenants and agrees:

(i) to keep such Proprietary Information confidential as herein provided.

(ii) not to disclose, divulge or furnish such Proprietary Information to any third party except as authorized by the Company, and then only on the understanding that such third party is made aware of and undertakes to observe the provisions of this Section 6.

(iii) not to copy or reduce Proprietary Information to writing, except as may be strictly necessary for purposes of performing the Services; and

(iv) upon termination of this Agreement for any reason, to return to the Company within five (5) business days of receipt of written demand from the Company, all copies of Proprietary Information reduced to writing or other permanent form, to delete all copies of Proprietary Information in electronic form and to destroy all notes and any other written or electronic reports or documents which may have been made by the Strategic Advisor in performance of the Services to the extent they contain any Proprietary Information in whole or part, except as authorized by the Company or as is strictly necessary to complete any outstanding obligations relating to this Agreement, after which such Proprietary Information will be returned or destroyed as aforesaid.

6.2 Definition. For purposes of this Agreement, “Proprietary Information” means any strategic, technical, business, commercial, legal, financial or other information provided to the Strategic Advisor by the Company (or by a third party on the Company’s behalf); provided, however, that Proprietary Information will not include any information which: (i) is in or comes into the public domain otherwise than through a breach of this Agreement or through any act or omission of the Strategic Advisor; or (ii) has been lawfully received by the Strategic Advisor from a third party without restriction as to its use or disclosure; or (iii) was already in the Strategic Advisor’s possession free of any such restriction prior to receipt from or on behalf of the Company; or (iv) was independently developed by the Strategic Advisor without making use of the Proprietary Information; or (v) has been approved for unconditional release or use by written authorization of the Company.

7. Representations and Warranties.

7.1 Mutual Representations. Each Party represents and warrants to each other that: (a) it has the full right, power, and authority to enter into and perform its obligations under this Agreement; and (b) its performance under this Agreement will not violate any applicable laws or regulations.

7.2 Disclaimer. Except as expressly set forth in this Agreement, the Strategic Advisor makes no warranties with respect to the Services or its performance hereunder, express or implied, including any warranties of merchantability, fitness for a particular purpose, or non-infringement.

8. Limitation of Liability. Each Party’s total liability under this Agreement, whether in contract, tort, or otherwise, shall be limited to the total compensation paid under this Agreement. Neither Party shall be liable to the other Party for any indirect, incidental, consequential, special, or punitive damages, including loss of profits or revenue, arising out of or related to this Agreement, even if advised of the possibility of such damages.

9. Indemnification. The Company shall indemnify and hold harmless Strategic Advisor from and against any and all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of or in connection with the performance of the Services, except to the extent resulting from Strategic Advisor’s gross negligence, willful misconduct, or material breach of this Agreement.

10. Miscellaneous.

10.1 Notices. Any notice or approval required or permitted under this Agreement will be in writing and will be sent by registered or certified mail, postage prepaid, or by email, to the addresses designated by prior written notice. Any notice sent by mail will be deemed received three (3) business days after its mailing.

10.2 Entire Agreement. This Agreement contains the entire understanding of the Parties regarding all matters contained herein, and supersedes all prior oral or written agreements, arrangements and understandings relating thereto.

10.3 Amendment. This Agreement may be amended only by a writing signed by both Parties. The failure by either Party to enforce compliance with any provision of this Agreement by the other Party will not operate or be construed as a waiver of such provision or of any other provision of this Agreement, or of any subsequent breach by such Party of a provision of this Agreement.

10.4 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect, all other provisions hereof will continue in full force and effect.

11. Applicable Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles. Any dispute arising between the parties out of or in connection with this Agreement will be finally resolved in state or federal court in New York, New York.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

EIGHTCO HOLDINGS INC.

By:	/s/ Kevin O’Donnell
Name:	Kevin O’Donnell
Title:	Chief Executive Officer

WORLDCOIN TOWER INSTANT LLC

By:	/s/ Xuan Yong
Name:	Xuan Yong
Title:	Authorized Signatory

[Strategic Advisor Agreement Signature Page]

Exhibit A

Form of Strategic Advisor Common Stock Purchase Warrant

Exhibit B

Form of Registration Rights Agreement